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                                                              Exhibit 8.1


                                  May 14, 1996



West Marine, Inc.
500 Westridge Drive
Watsonville, CA  95076
Attention:  Board of Directors

Ladies and Gentlemen:

     We have acted as your counsel in connection with the contemplated merger (the "Merger") between E&B Marine Inc., a Delaware corporation ("E&B"), and WM Merger Sub, Inc., a Delaware corporation ("Subsidiary"), pursuant to an Agreement and Plan of Merger among E&B, Subsidiary and West Marine, Inc., a Delaware corporation ("West"), dated as of April 2, 1996 (the "Merger Agreement"). You have requested our opinions as to certain federal income tax matters relating to the Merger. As your counsel, we are familiar with the terms of the contemplated Merger, as described in the Merger Agreement and West's Registration Statement on Form S-4 (the "Registration Statement") with respect to the Merger. This opinion is being delivered to you in connection with the filing of the Registration Statement.

     Unless otherwise defined herein, all capitalized terms herein shall have the meanings ascribed to them in the Merger Agreement.

Materials Examined
- ------------------

     In this regard, we have examined executed originals or copies of the following:

          (a) The Merger Agreement;

          (b) The Registration Statement;

          (c) Representation letters dated the date hereof from E&B and West;
     and

          (d) Such other instruments, corporate records, certificates, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.


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West Marine, Inc.
May 14, 1996
Page 2

Opinions
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          The opinions expressed in this letter are expressly based upon the representation letters referred to above and the assumptions set forth below. We have not independently verified the facts underlying the representations.

          The opinions expressed in this letter are based upon relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Income Tax Regulations, and current interpretations thereof as expressed in court decisions and administrative determinations in effect on this date, as well as such examination, and are subject to the assumptions, limitations, and qualifications below.

          Based upon and subject to the foregoing, it is our opinion that, if the Merger is consummated in accordance with the provisions of the Merger Agreement and the exhibits thereto, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

          In addition, we have reviewed the discussion contained in the Registration Statement under the caption "THE MERGER -- Certain Federal Income Tax Considerations" (the "Tax Discussion"). Subject to the qualifications and limitations contained herein and in the Tax Discussion, we are of the opinion that the statements of law and legal conclusions set forth in the Tax Discussion are correct in all material respects.

Certain Assumptions
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          With your permission we have assumed for purposes of rendering the requested opinions that the former E&B stockholders will, at the Effective Time, have no plan or intention to sell or otherwise dispose of a number of shares of Parent Common Stock that would reduce such stockholders' ownership to less than 50 percent of the total number of shares of Parent Common Stock received pursuant to the Merger Agreement. For purposes of this assumption, shares of Company Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares and shares of Company Common Stock sold or otherwise disposed of during the period ending at the Effective Time will be treated as

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West Marine, Inc.
May 14, 1996
Page 3

outstanding Company Common Stock on the Effective Time exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a plan. We also have assumed with your permission that: (a) no indebtedness of E&B or West will be treated as equity for tax purposes; (b) no equity of West or E&B will be treated as indebtedness for tax purposes; (c) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Company Common Stock or to share in the appreciation thereof will be treated as "stock" for purposes of Section 368(c) of the Code; and (d) the Merger will be consummated pursuant to the Merger Agreement in accordance with applicable laws.

          In addition, with your permission we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures;
(b) the conformity to the originals of all documents submitted to us as copies;
(c) the truth, accuracy, and completeness of the information, factual matters, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid, and binding effect thereof on such parties; (e) the compliance by you with any applicable requirements to file returns and other statements and pay taxes under the Code; and (f) the absence of any evidence extrinsic to the provisions of the written agreement(s) between the parties that the parties intended a meaning contrary to that expressed by those provisions.

Certain Limitations and Qualifications
- --------------------------------------

          We express no opinion as to matters of law other than federal income tax law. We caution that all of the provisions of law, regulations, and interpretations are subject to changes that might result in modifications to our opinions, and that although our opinions expressed in this letter represent our best judgments as to such matters, our opinions have no binding effect on the Internal Revenue Service or the courts. No ruling has been or will be requested from the Internal Revenue Service concerning any of the federal income tax consequences of the Merger. If the facts vary from those relied upon (including if

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West Marine, Inc.
May 14, 1996
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any representation, covenant, warranty or assumption is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable.

Use of Opinion
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          Except as set forth above, we express no opinion as to the tax consequences of the Merger to any party under federal, state, local or foreign laws. This opinion letter is being delivered to you solely for the purpose of filing with the Registration Statement and may not be relied upon, used, circulated, quoted, or referred to, nor may copies hereof be delivered to, any other person without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof. We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Orrick, Herrington & Sutcliffe

                              ORRICK, HERRINGTON & SUTCLIFFE